Press Release
FOR IMMEDIATE RELEASE

Contact: Sandra Novick
      Senior Vice President
Corporate Secretary
(631) 537-1001, ext. 7263

BRIDGE BANCORP, INC. REPORTS FOURTH QUARTER AND
YEAR END 2006 RESULTS

(Bridgehampton, NY - January 26, 2007) Bridge Bancorp, Inc. (the “Company”) (NASDAQ/OTCBB: BDGE), the holding company of The Bridgehampton National Bank (the “Bank”), today reported the results of operations for the fourth quarter and year ended December 31, 2006. Highlights include:

- net income of $8,168,000 or $1.33 per diluted share for 2006, and $2,039,000 or $0.34 per diluted share for the fourth quarter 2006;

- returns on average equity and average assets of 17.68% and 1.49% respectively for 2006;

- total assets of $573,644,000 at December 31, 2006, an increase of 7.5% over the same date last year;

- total loans of $325,997,000, an increase of 7.9% at December 31, 2006 from December 31, 2005;

- continued sound credit quality;

- total investments of $212,912,000 at December 31, 2006, an increase of 9.6% over December 31, 2005;

- total deposits of $504,412,000 at December 31, 2006, growth of 7.8% over December 31, 2005;

- a net interest margin of 4.8% for 2006 as compared to 4.9% for 2005;

- declaration of cash dividends totaling $0.92 for 2006; and

- execution of the Bank’s branch expansion plan, including completion of the new Southampton Village facility, which opened January 8, 2007, nearing completion of the Bank’s Cutchogue, NY branch which is expected to open in February 2007, and regulatory approval for the Bank’s 14th branch office which will be located in Wading River, NY.

Thomas J. Tobin, President and Chief Executive Officer, Bridge Bancorp, Inc. commented on the Company’s year to date and quarterly financial results, “Our achievements in 2006 include returns on average equity and assets of 17.68% and 1.49% respectively, continuing our ranking among top performing financial institutions of our asset size nationwide. We resumed growth trends in 2006 with total assets of $573.6 million at year end, incorporating increases in both the loan and investment portfolios. Asset growth was funded by an increase in total deposits of 7.8% over 2005, primarily driven by increases in municipal and promotional deposits. Demand deposits at December 31, 2006 totaled $173.6 million, comprising 34.4% of total deposits at that date. We maintained our commitment to credit quality, and at the same time managed to a respectable net interest margin of 4.8% for 2006. Total loans grew 7.9% or $23.7 million over year end 2005 to $326.0 million at December 31, 2006.

“The economic and competitive landscape has changed. Recognizing that our market areas are generally affluent, large money center banks increasingly meet their funding needs by aggressively pricing deposits in our markets. Competition for deposits and loans is intense as all banks in the marketplace, large and small, promise excellent service yet often price their products irrationally. The yield curve remained flat or inverted throughout the year and it is unlikely that we will see near term relief from net interest margin compression and earnings pressure. Deposit growth is essential to our ability to raise earnings therefore branch expansion and building share in our existing markets remain key strategic goals.”

Income Statement
Mr. Tobin continued, “I would be remiss not to state that we are also anxious to parlay the positive trends I’ve noted into earnings growth. Net income of $8.2 million for 2006 represents a decline of $1.4 million, from net income of $9.6 million in 2005.
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“Net interest income declined $701,000 in 2006 versus 2005 principally from increased funding costs of rate sensitive municipal and promotional deposit products. Non-interest income also declined, largely the result of a decrease in Bridge Abstract income from the prior year, due to a slowdown in real estate closings in our markets.

“At the same time, non-interest expense increased 9.2% principally due to increased expenses related to salaries and benefits as well as systems services as we ramped up for branch expansion while also expanding online services. Our resources are in place to support our franchise growth. Slowing the growth of non-interest expense relative to revenues will be important to improving our income trend.”

Diluted earnings per share for the year ended December 31, 2006 were $1.33 decreasing 13.1% from $1.53 for 2005. Net income for the three months ended December 31, 2006 was $2,039,000, a decrease of $535,000 or 20.8%, from net income of $2,574,000 for the same period last year. Diluted earnings per share for the fourth quarter 2006 were $0.34, a decrease of $0.07, or 17.1% from $0.41 per diluted share for the fourth quarter of 2005.

Asset Quality
We continue to carefully monitor our portfolio as well as real estate trends on eastern Long Island. During the fourth quarter of 2006, $85,000 was added to the allowance for loan losses, due primarily to growth in the loan portfolio during the second half of the year. The loan loss reserve remains healthy relative to existing nonperforming assets.

Opportunities
Mr. Tobin concluded, “In 2007, we are focused on not changing our stripes, rather doing what we already do well, only more and better. The Bank remains committed to providing required banking products and services to businesses and consumers on eastern Long Island. Off to a good start in Westhampton Beach in 2006, our plans include continued growth initiatives there as in all of our existing markets. Opportunities include the opening of two branches in new markets in 2007, with a February open date in Cutchogue and a third quarter opening anticipated in Wading River. We also seek to maximize the opportunities presented by our new facility opened in January 2007 in Southampton Village.

“The Company’s strategies for 2007 emphasize our primary corporate objectives: attention to opportunities and processes that enhance the customer experience at our Bank; improving operational efficiencies and slowing growth in non-interest expense; and exploring ways to maximize non-interest revenues through building Bridge Abstract as well as other lines of business. Our goals can be accomplished only through our ability to attract, retain, train and cultivate an outstanding team of bankers at every level throughout our organization.

“We cannot forecast interest rates, nor control the pricing and other competitive forces in our markets. However, our emphasis on generating high quality loans, core deposits, and customer relationships through a commitment to superior service will enable the Bank to navigate through these and future challenges. We will continue to focus our efforts on prospects that position Bridge Bancorp, Inc. for profitable growth and continued return of long term value to shareholders.”

The Annual Meeting of Bridge Bancorp, Inc. shareholders will be held on Friday, April 27, 2007 at 11:00 a.m., in the Community Room, Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, NY.

About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. With assets of approximately $574 million, the Bank operates in markets throughout eastern Long Island. The Bank, established in 1910, provides services to local businesses, consumers and municipalities. Continuing a rich tradition of involvement in the community, Bridgehampton National Bank supports programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

The Bridgehampton National Bank provides deposit and loan products and financial services through its full service branch network and electronic delivery channels. Bridge Abstract LLC brokers title insurance services. The Company’s primary market area includes the South and North Forks of eastern Long Island, extending westward to Brookhaven Town. BNB currently operates retail branches in Bridgehampton, East Hampton, Greenport Village, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village, Southold, and Westhampton Beach. The Bank will open a branch office in Cutchogue, NY during the first quarter 2007, and the opening of a new facility in Wading River, NY, the Bank’s first branch in the Town of Riverhead, is anticipated later this year.

Please see the attached Five Year Summary of Operations for selected financial data.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Bridge Bancorp, Inc. and Subsidiary
Five Year Summary of Operations
(In thousands, except per share data and financial ratios)

Set forth below are selected consolidated financial and other data of the Company.  The Company's business is primarily the business of the Bank.  This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company.

December 31,	2006	2005	2004	2003	2002
Selected Financial Data:
Securities available for sale	$203,468	$184,178	$204,021	$195,341	$182,416
Securities held to maturity/for investment	9,444	10,012	21,213	14,396	11,023
Total loans	325,997	302,264	296,134	273,188	248,388
Total assets	573,644	533,444	547,200	511,613	463,986
Total deposits	504,412	468,025	469,311	457,159	406,409
Total stockholders' equity	45,539	46,651	47,213	42,794	39,971

Year Ended December 31,
Selected Operating Data:
Total interest income	$32,030	$28,713	$26,923	$25,968	$26,486
Total interest expense	8,337	4,319	2,351	2,601	4,490
Net interest income	23,693	24,394	24,572	23,367	21,996
Provision for loan losses	85	300	300	-	220

Net interest income after provision
for loan losses	23,608	24,094	24,272	23,367	21,776
Total other income	4,413	5,105	5,440	4,716	3,405
Total other expenses	16,002	14,647	13,564	12,997	11,942

Income before income taxes	12,019	14,552	16,148	15,086	13,239
Provision for income taxes	3,851	4,929	5,771	5,488	4,722
Net income	$8,168	$9,623	$10,377	$9,598	$8,517

December 31,
Selected Financial Ratios and Other Data:
Return on average equity	17.68%	20.15%	22.82%	22.58%	23.93%
Return on average assets	1.49%	1.76%	1.89%	1.91%	1.90%
Average equity to average assets	8.41%	8.71%	8.30%	8.46%	7.96%
Dividend payout ratio (1)	68.98%	58.88%	43.39%	50.98%	29.57%
Diluted earnings per share	$1.33	$1.53	$1.64	$1.53	$1.37
Basic earnings per share	$1.33	$1.54	$1.66	$1.55	$1.38
Cash dividends declared per common share (1)	$0.92	$0.91	$0.72	$0.78	$0.41

     (1) On December 15, 2003, the Company declared a special dividend of approximately $1,660,000, or $0.27 per share.

  Amounts have been restated for a three-for-two stock split, in the form of a stock dividend, effective July 9, 2004.